Exhibit 99.1

[BioMed Realty Trust, Inc.]

CONTACT:	Jim Cullinan
Vice President, Marketing
(858) 753-8661
james.cullinan@biomedrealty.com

BIOMED REALTY ANNOUNCES REALIGNMENT TO LEVERAGE DEPTH OF LIFE

SCIENCE REAL ESTATE EXPERTISE AND INCREASE SHAREHOLDER VALUE

As Part of Realignment, Company Announces Departure of Kent Griffin, President & Chief Operating Officer

SAN DIEGO, CA – February 25, 2015 – Today, BioMed Realty Trust, Inc. (NYSE: BMR) announced a realignment, including a number of promotions and additions to its leadership team focused on the execution of the company’s strategy to increase shareholder returns through strategic investments in real estate at the intersection of the growing health care industry and the innovation sector.

The company also announced that, effective today, Kent Griffin is leaving his role as President and Chief Operating Officer to pursue other business opportunities. During his nine-year career with BioMed Realty, Mr. Griffin served as Chief Financial Officer before taking on his most recent position. As a result of Mr. Griffin’s departure, the company expects to record a severance charge of $0.05 per diluted share in the first quarter of 2015.

The company’s executive bench is strengthened with the promotion of John Bonanno to Executive Vice President of Leasing & Development and Jon Klassen to Executive Vice President and General Counsel. The two, along with Jim Berens, President of Wexford Science & Technology, will join the executive leadership team made up of Alan Gold, co-founder, Chairman and Chief Executive Officer, Gary Kreitzer, co-founder and Executive Vice President, Greg Lubushkin, Chief Financial Officer, and Karen Sztraicher, Executive Vice President of Asset Management.

“With our deep bench of high quality leaders, I have never been more excited about our company and our opportunity to provide unique real estate solutions at the intersection of the growing health care industry and innovation sector,” said Alan Gold, BioMed Realty’s Chairman and Chief Executive Officer. “On a personal level, Kent will be missed and I want to thank him for his valuable contributions over his nine-year career at BioMed Realty.”

BioMed Realty has grown from a real estate start-up to become the leading provider of real estate to the life science industry with 18 million rentable square feet and more than $7 billion in total gross assets in just ten years. With that success and growth, the company has grown to over 250 employees. The company will be leveraging the leadership and deep life science expertise of its employees to continue its growth and improve shareholder returns.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 18.0 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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